EXHIBIT 10.3

                                           Company Contact:  Richard Engel
                                           Telephone Number:  1 (610) 524-8393

                              FOR IMMEDIATE RELEASE

        HEALTH MANAGEMENT, INC. MERGES WITH NOUVEAU INTERNATIONAL, INC.,
                           COMPLETES PRIVATE PLACEMENT

         January 18, 1996, Exton, Pennsylvania: Health Management, Inc., a Florida corporation (OTC:BB HEMI.U), has entered into a definitive agreement to merge with Nouveau International, Inc. It is anticipated that the merger will be consummated today.

         As part of the transaction, Health Management, Inc. has reincorporated in the state of Delaware, changed its name to Nouveau International, Inc. and completed a private placement of preferred stock and common stock purchase warrants for a total of $3,500,000 in gross proceeds.

         Nouveau International, Inc., based in Exton, Pennsylvania, manufactures and markets patented and proprietary robotic hot food vending machines and frozen ready-to-eat foods under the names Pizza Chef(R), Nouveau Chef(TM) and Pasta Chef(TM) which are distributed in patented cook-in packages.

          The new entity will be headed by Mr. Gary W. Black, Sr. Mr. Black is the Chairman of the Board and the Chief Executive Officer of the Exton-based company. Mr. Black is the inventor of the hot food vending machines and proprietary food and packaging products, as well as the holder of numerous other U.S. and international patents in the fields of aerospace and defense hardware.

         Nouveau International, Inc. is under contract to supply over 4,000 hot food robotic vending machines and proprietary food products including contracts from overseas customers for more than $40,000,000 of machines of which more than $25,000,000 is for 1996 delivery. Mr. Black stated "We are pleased that this financing and merger will afford Nouveau the opportunity to take advantage of our international business opportunities and begin delivery on our multi-year contracts."